Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER RESULTS

- Operating Results Improve Significantly From Prior-Year Period

- Began Construction on New Parking Garage at Bronco Billy's, the Major Component of Its Phase One Expansion

Las Vegas – May 6, 2019 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ending March 31, 2019.

On a consolidated basis, net revenues in the first quarter of 2019 increased 6.8% to $40.5 million from $37.9 million in the prior-year period. Net loss for the first quarter of 2019 improved to a net loss of $1.6 million, or $(0.06) per diluted common share, from a net loss of $4.3 million, or $(0.20) per diluted common share, in the prior-year period. Net loss in both periods was affected by the accounting for the fair market value of outstanding warrants, as well as a charge in 2018 related to the refinancing of most of the Company's outstanding debt on better terms. Adjusted EBITDA(a) in the 2019 first quarter grew 19.6% to $3.6 million from $3.0 million in the first quarter of 2018. The improvement was largely attributable to operating efficiencies and improved weather at Silver Slipper, the Company's largest contributor. This was partly offset by an adverse table games hold percentage at Grand Lodge, snowfall at Bronco Billy's over some key weekend periods, and disruption at Rising Star caused by both flooding and the repaving of the main highway leading to the property.

"The first quarter of 2019 was another period of growth for our company," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "We implemented operating improvements in the first half of 2018 at Silver Slipper, building on the physical improvements made in recent years. This resulted in solid results at our most significant property. We also benefited from improved weather versus the prior-year period. At Grand Lodge Casino at Lake Tahoe, a normal ski season, versus a poor season last year, helped drive visitation to the area's ski resorts and improve business volumes. Our table games hold percentage, however, was significantly below normal and 5.6 percentage points below the prior-year period, resulting in an essentially flat performance in the quarter. Rising Star had a decline in revenues, but our new ferry boat is helping to offset the traffic disruptions from the repaving of Highway 50, the principal route to the property. Expected legislative changes in Indiana, including the introduction of sports betting in the near term and a reduction in the tax rate on Rising Star's casino revenues effective in mid-2021, should benefit the property over the long-term. Finally, at Bronco Billy's, we have appointed a new general manager, pending regulatory approval. Baxter Lee joins Bronco Billy's from Silver Slipper, where he oversaw its marketing department for the past seven years and its hotel department since its opening in 2015. He replaces Marc Murphy, who retired after 28 years at Bronco Billy's, where he built a small storefront casino into one of the leaders of Colorado gaming. We appreciate Marc's many years of leadership and service, but also look forward to having Baxter's leadership in helping further transform Bronco Billy's as it undergoes a significant expansion.

"Regarding that expansion," continued Mr. Lee, "we have recently released the pre-cast subcontractor to begin work on the new parking garage for the property. We expect our contractor to begin work on-site within a few weeks, preparing the foundations for delivery of the pre-cast sections to be installed later in the summer. As is common in the construction of parking garages, we opted for pre-cast construction, where sections will actually be formed and poured in Colorado Springs and will be trucked to the site in Cripple Creek, where they will then be assembled to build the garage. Construction of the garage and related structures should be complete by this time next year. Because the planned hotel will occupy much of Bronco Billy's existing surface lots, we need to complete the parking garage before we begin construction of the hotel. By doing this, our guests will always have convenient parking during construction."

First Quarter 2019 Highlights and Subsequent Events

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Net revenues at Silver Slipper Casino and Hotel grew 16.8% in the first quarter of 2019 to $19.3 million and Adjusted Property EBITDA rose 33.4% to $3.8 million. Operational improvements enacted in early 2018, as well as a winter without the abnormal freezing temperatures seen in the first quarter of 2018, resulted in Silver Slipper's strong performance. This is despite a major expansion at a competing property that opened in mid-2018.

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At Rising Star Casino Resort, net revenues declined 3.2% for the first quarter of 2019 to $10.9 million from $11.2 million. Adjusted Property EBITDA of $0.4 million in the first quarter of 2019 compares to $0.5 million in the prior-year period. Flooding and other adverse weather affected operations in both periods. Additionally, the Indiana Department of Transportation began repaving Highway 50 in March 2019, sometimes causing traffic delays. The worst of such disruption is expected to be over in May. Meanwhile, the Company's new ferry service helped offset the disruption and showed increasing usage during the quarter. The ferry carried 2,240, 652, and 3,042 vehicles in January, February, and March, respectively. It was closed for 18 days in February due to seasonal flood-stage river levels. In April, the ferry carried 6,037 vehicles.

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In April 2019, the Indiana legislature approved a reduction in certain gaming taxes for casino operators in the state, including Rising Star, beginning on July 1, 2021. Other items in the gaming legislation include the approval of sports betting at Indiana casinos and the approval of a competitive process for a new casino in Terre Haute, pending local voter approval. With the bill's passage, the governor now has seven days to either sign or veto the bill; otherwise, the bill becomes law on the eighth day, which is this week.

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At Bronco Billy's Casino and Hotel, net revenues for the first quarter of 2019 grew 3.2% to $6.4 million from $6.2 million. Adjusted Property EBITDA was $0.6 million and $0.7 million for the first quarters of 2019 and 2018, respectively. Results in the 2019 quarter primarily reflect snowfall over busier weekend periods. In April 2019, we introduced a new general manager at the property, pending customary regulatory approvals. As noted, the Company recently authorized commencement of the planned parking garage at Bronco Billy's, the major component of the property's Phase One expansion. Phase One also includes significant utility relocations; a back-of-house service building, located between the garage and the casino; and pedestrian entrances directly from the garage into the casino. The expected cost of this work is approximately $15.5 million. The Company expects to complete the parking garage and related structures by this time next year. Additionally, the Company continues to finalize its plans for the significant Phase Two expansion at Bronco Billy's. Phase Two is expected to include a new luxury hotel tower, spa, convention and entertainment center, two new restaurants, and a significant upgrade to the Bronco Billy's casino. Both the new parking garage and the Phase Two expansion will integrate seamlessly with the existing casino. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

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The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $3.9 million and $4.0 million for the first quarters of 2019 and 2018, respectively. Adjusted Property EBITDA for the Northern Nevada segment was approximately flat at $(9,000) and $(13,000) for the same periods, respectively. Results for the first quarter of 2019 reflect adverse table games hold at Grand Lodge, with hold of approximately 9.0% for the recent quarter and 14.6% for the first quarter of 2018. Additionally, in the prior-year period, there was a lack of snowfall in January and February at Grand Lodge, which relies on visitation to the area's ski resorts over the winter months, though March 2018 brought a significant amount of snow. At Stockman's Casino, a temporary decrease in activity at the nearby military base affected results, though we expect expansion plans at the base to generate improved results in the longer-term.

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Corporate expenses rose by $200,000 in the quarter versus the prior-year period, while share-based compensation decreased by $146,000. The principal reason for both changes is that senior management bonuses paid in the first quarter of 2018 (relating to the year 2017) were entirely paid in the form of restricted shares instead of cash.

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In mid-2018, the New Mexico Racing Commission announced a competitive process regarding the issuance of the state's sixth and final racetrack casino license. In accordance with that process, the Company presented its racetrack casino proposal -- La Posada del Llano -- to the Commission in October and November of 2018. The Racing Commission commissioned an independent study that was released publicly and concluded that the Full House proposal was superior to the other four proposals in most respects. In April 2019, the Governor of New Mexico replaced all five of the existing members of the state's racing commission with five new members, all of whom have experience in the horse racing industry. We are hopeful and confident that the newly-constituted commission will act in the best interests of the State of New Mexico. Understandably, the new Racing Commission has not yet announced when, if, or how it intends to issue the state's sixth and final racetrack casino license. If selected by the Commission, La Posada is expected to include a thoroughbred racetrack featuring a unique "Moving Grandstand," an 18-hole championship golf course, a casino with up to 750 slot machines, and a 300-guestroom hotel, among other items. For renderings and additional details on our proposal, please visit www.LaPosadaNewMexico.com.

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The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of March 31, 2019, the Company had $18.4 million in cash and $98.8 million in outstanding senior secured notes.

Conference Call Information
The Company will host a conference call for investors today, May 6, 2019, at 12:00 p.m. ET (9:00 a.m. PT) to discuss its 2019 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 347-6311 or, for international callers, (323) 794-2094.

A replay of the conference call will be available shortly after the conclusion of the call through May 20, 2019. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 8852955.

(a) Reconciliation of Non-GAAP Financial Measure
The Company utilizes Adjusted Property EBITDA as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA, which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted Property EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. The Company utilizes these metrics or measures internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company's senior secured notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2019	2018
Revenues
Casino	$28,298	$26,970
Food and beverage	8,658	7,939
Hotel	2,715	2,283
Other operations	823	739
Net revenues	40,494	37,931
Operating costs and expenses
Casino	11,785	11,084
Food and beverage	9,369	9,126
Hotel	2,420	2,487
Other operations	769	514
Selling, general and administrative	12,660	11,962
Project development and acquisition costs	133	37
Depreciation and amortization	2,091	2,168
(Gain) loss on sale or disposal of assets, net	(1)	10
	39,226	37,388
Operating income	1,268	543
Other (expense) income, net
Interest expense, net of capitalized interest	(2,703)	(2,540)
Loss on extinguishment of debt	—	(2,673)
Adjustment to fair value of warrants	(40)	503
	(2,743)	(4,710)
Income (loss) before income taxes	(1,475)	(4,167)
Provision for income taxes	142	119
Net income (loss)	$(1,617)	$(4,286)
Basic income (loss) per share	$(0.06)	$(0.18)
Diluted income (loss) per share	$(0.06)	$(0.20)
Basic weighted average number of common shares outstanding	26,940	23,212
Diluted weighted average number of common shares outstanding	26,940	23,711

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net Revenues
Silver Slipper Casino and Hotel	$19,281	$16,509
Rising Star Casino Resort	10,868	11,227
Bronco Billy's Casino and Hotel	6,440	6,242
Northern Nevada Casinos	3,905	3,953
	$40,494	$37,931

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,845	$2,883
Rising Star Casino Resort	404	493
Bronco Billy's Casino and Hotel	615	705
Northern Nevada Casinos	(9)	(13)
Adjusted Property EBITDA	4,855	4,068
Corporate	(1,278)	(1,078)
Adjusted EBITDA	$3,577	$2,990

Depreciation and amortization	(2,091)	(2,168)
Project development and acquisition costs	(133)	(37)
Gain (loss) on sale or disposal of assets, net	1	(10)
Share-based compensation	(86)	(232)
Operating income (loss)	1,268	543
Other (expense) income
Interest expense, net of capitalized interest	(2,703)	(2,540)
Loss on extinguishment of debt	—	(2,673)
Adjustment to fair value of warrants	(40)	503
	(2,743)	(4,710)
Income (loss) before income taxes	(1,475)	(4,167)
Benefit (provision) for income taxes	(142)	(119)
Net income (loss)	$(1,617)	$(4,286)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.
Supplemental Information
Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA
(In Thousands, Unaudited)

Three Months Ended March 31, 2019
	Operating Income (Loss)	Depreciation and Amortization	Gain on Sale of Assets	Project Development and Acquisition Costs	Share-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,999	$847	$(1)	$—	$—	$3,845
Rising Star Casino Resort	(202)	606	—	—	—	404
Bronco Billy’s Casino and Hotel	168	447	—	—	—	615
Northern Nevada Casinos	(162)	153	—	—	—	(9)
	2,803	2,053	(1)	—	—	4,855
Other operations
Corporate	(1,535)	38	—	133	86	(1,278)
	$1,268	$2,091	$(1)	$133	$86	$3,577

Three Months Ended March 31, 2018
	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposal of Assets	Project Development and Acquisition Costs	Share-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,063	$819	$1	$—	$—	$2,883
Rising Star Casino Resort	(145)	630	8	—	—	493
Bronco Billy’s Casino and Hotel	233	471	1	—	—	705
Northern Nevada Casinos	(222)	209	—	—	—	(13)
	1,929	2,129	10	—	—	4,068
Other operations
Corporate	(1,386)	39	—	37	232	(1,078)
	$543	$2,168	$10	$37	$232	$2,990

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; the impact of our finished projects and renovations on our results of operations; our proposed expansion of Bronco Billy's and expected returns from that project; our construction budgets, time lines, and disruption expectations; expectations regarding our proposed La Posada del Llano project, including those regarding the timing of decisions by the New Mexico Racing Commission; and the effects of potential legislative changes in Indiana. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion), the potential increase in Full House's indebtedness due to the expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states), and the potential for the Governor of Indiana to veto recently-passed gaming legislation. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com